Exhibit 21.1
Subsidiaries

Name	Jurisdiction	Percentage Ownership

Face Forward Technologies, LLC	Nevada	100%
TGA Media, LLC	Colorado	100%
Tour Striker-TGA, LLC	Colorado	50%